CONSENT OF DOUGLASS H. GRAVES

The undersigned hereby consents to:

(i)

the filing of the written disclosure regarding (a) the technical report entitled “Technical Report, North Rolling Pin Property, Campbell County, Wyoming, U.S.A.” dated June 4, 2010, (b) the technical report entitled “Technical Report, Reno Creek Property, Campbell County, Wyoming, U.S.A.” dated October 13, 2010, and (c) the technical report entitled “Technical Report, West North Butte Satellite Properties, Campbell County, Wyoming, U.S.A.” dated December 9, 2008, in the Form F-4 Registration Statement of Energy Fuels Inc., and any amendments thereto (the “F-4”), being filed with the United States Securities and Exchange Commission; and

(ii)	the use of my name in the F-4.

/s/ Douglass H. Graves
Douglass H. Graves, P.E.

Date: May 8, 2015